EXHIBIT 99.1

CONTACT:	Richard G. Satin – Vice President of Operations and General Counsel MEDICAL ACTION INDUSTRIES INC. (631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD REVENUES

AND INCREASED EARNINGS FOR THE FISCAL 2008 FIRST QUARTER

Record Revenues Increase 80% and

Earnings Increase 34%

HAUPPAUGE, N.Y., August 2, 2007 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported record revenue and increased net income for the three months ended June 30, 2007.

Net sales for the first quarter reached a record $70,246,000, an increase of $31,215,000 or 80%, over the $39,031,000 in net sales reported for the three months ended June 30, 2006. Net income for the period was $3,512,000 or $.22 per basic and diluted share, an increase of $891,000 or 34%, as compared with $2,621,000 or $.17 per basic and diluted share, reported for the comparable quarter in fiscal 2007. All per share amounts reflect the 3-for-2 stock split in the form of a stock dividend that was paid on February 9, 2007.

“Our operating results are extremely satisfying given the challenges we faced in the quarter, including the integration of Medegen Medical Products (“MMP”), the largest acquisition in our history, managing our raw material and transportation costs together with our SAP implementation. We continued our strong organic growth of 10% from our Medical Action business and increased MMP’s gross margin as a percentage of net sales to 23.8%, which accounted for approximately $27,302,000 of our total revenues for the quarter,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on August 2, 2007. You may participate in the conference call by calling 1-888-694-4676 (domestic) or 1-973-582-2737 (international); conference ID #9016076. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on August 2, 2007.

In connection with the SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2008 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2008, Medical Action anticipates reporting record net income for the eleventh consecutive year and record revenue for the thirteenth consecutive year.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary office, out-patient surgery centers and long-term facilities. Medical Action is a leading manufacturer and distributor of many of its products in the markets it competes in. Its products are marketed through an extensive network of direct sales personnel and independent distributors. Medical Action has preferred vendor agreements with national distributors, as well as contracts with nearly every major group purchasing alliance. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended
	06/30/07	06/30/06
	(Unaudited)
Statements of Operations:
Net sales	$70,246	$39,031
Cost of sales	53,137	29,397

Gross profit	17,109	9,634

Selling, general and administrative expenses	10,425	5,560
Interest expense (income), net	1,001	(147)

Income before income taxes	5,683	4,221
Income tax expense	2,171	1,600

Net income	$3,512	$2,621

Net income per share basic:	$0.22	$0.17
Net income per share diluted:	$0.22	$0.17

Balance Sheets as of June 30, 2007 and

March 31, 2007 (dollars in thousands)

	June 30, 2007	March 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$805	$827
Accounts receivable, net	21,031	20,653
Inventories, net	33,529	34,350
Prepaid expenses and other current assets	3,554	2,723

Total Current Assets	58,919	58,553

Property and equipment, net	32,523	32,552
Goodwill	79,954	79,911
Trademarks	1,266	1,266
Other intangible assets, net	17,317	17,665
Other assets	3,091	2,722

Total Assets	$193,070	$192,669

Liabilities and Shareholders’ Equity
Accounts payable	$14,624	$16,523
Accrued expenses, payroll, payroll taxes and income taxes	10,957	10,858
Deferred income taxes	6,499	6,270
Total debt	58,189	60,655
Shareholders’ equity	102,801	98,363

Total Liabilities and Shareholders’ Equity	$193,070	$192,669

Key Financial Statistics
Current ratio	1.5	1.4
Debt to equity ratio	.57	.62
Book value per share	$6.48	$6.22

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